January 25, 2008

SunAmerica Equity Funds

Harborside Financial Center

3200 Plaza 5

Jersey City, NJ 07311-4992

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to SunAmerica Equity Funds, a Massachusetts business trust (the “Trust”), on behalf of its series SunAmerica Blue Chip Growth Fund, SunAmerica Growth Opportunities Fund, SunAmerica New Century Fund, SunAmerica Growth and Income Fund, SunAmerica Balanced Assets Fund, SunAmerica International Equity Fund, SunAmerica Value Fund, SunAmerica Disciplined Growth Fund, and SunAmerica International Small-Cap Fund (each, a “Fund”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about January 28, 2008 (as so amended, the “Registration Statement”), with respect to each Fund’s Class A, Class B and Class C and, for some Funds, Class I and Class Z shares of beneficial interest (all such shares of beneficial interest shall be referred to herein as the “Shares”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) copies, certified as of January 22, 2008 by the Secretary of the Commonwealth of Massachusetts, of the Trust’s Declaration of Trust dated April 24, 1986 and each amendment thereto filed with the Secretary of the Commonwealth (the “Declaration”);

(c) a copy of the Trust’s Amended and Restated Designation of Shares of Beneficial Interests of the Trust and Designation of Classes effective August 28, 2007 and filed with the Secretary of State of the Commonwealth of Massachusetts on October 1, 2007 (the “Designation”);

(d) a Certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Declaration, the Trust’s By-Laws (the “By-Laws”), the Designation, and certain resolutions adopted by the Trustees of the Trust at a meeting held on August 28, 2007 (the “Resolutions”); and

(e) a printer’s proof, received on January 22, 2008 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer’s proof referred to in paragraph (e) above. We have assumed for the purposes of this opinion that the Declaration, the Designation, the Resolutions and the By-Laws will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies upon and is limited by the certificates of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Declaration, the Designation or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1. The Trust has been duly formed and is existing under the Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2. The Shares, when issued and sold in accordance with the Declaration, the Designation and the By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP